Press
Release
Contact:         Mark E. Patten, Sr. Vice President and CFO
       mpatten@ctlc.com
Phone:            (386) 944-5643
Facsimile:        (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS SECOND QUARTER 2012 EARNINGS

DAYTONA BEACH, FLORIDA, July 19, 2012…Consolidated-Tomoka Land Co., (NYSE  MKT - CTO) today announced its operating results for the second quarter and six months ended June 30, 2012.

SIGNIFICANT ACTIVITIES:
Operating results for the second quarter ended June 30, 2012 (compared to the same quarterly period in 2011):

·	Net Income per share increased to $0.10, versus $0.06 in 2011

·	Sold 16.6 acres of industrial land for $618,000

·	Revenue from Income Properties portfolio increased 10% to $2.45 million

·	Revenue from Real Estate operations totaled approximately $930,000, an increase of $861,000

·	Sold substantially all remaining agricultural equipment, producing a gain of approximately $195,000

·
Net operating losses from golf operations decreased to approximately $226,000, an improvement of approximately $186,000 or 45%, and overall memberships now total 175, a 45% increase since the change in club management

Other Highlights:

·	Debt totaled approximately $20.9 million at June 30, 2012 versus $15.3 million at December 31, 2011, and total cash was $6.6 million at June 30, 2012 versus $6,000 at December 31, 2011

·	On July 17, 2012 paid down $4.1 million of debt

·	Through newly hired manager of agriculture operations, American Forest Management, Inc., signed a new hay and hunt lease covering 3,377 acres, and executed a timber sales agreement for 95 acres

·	Completed the Odd Lot stock buy-back program, implemented May 1, 2012, with 14,634 shares tendered and now held in treasury, representing approximately 283 shareholders

Financial Results

Revenue
Total revenue for the quarter ended June 30, 2012, increased 30% to $4.8 million, compared to $3.7 million during the same quarter in 2011.  This increase included revenue generated by the sale of 16.6 acres of industrial land for  $618,000 and increasing rent revenue in our income properties portfolio offset slightly by a decrease in revenues from our golf operations. Total revenue for the quarter also reflected revenue from subsurface leasing arrangements commencing in the second half of 2011. Total revenues for the six months ended June 30, 2012, increased to $9.7 million, compared to $7.6 million during the same period in 2011.

Net Income
Net income for the quarter ended June 30, 2012 increased 88% to $599,586, compared to $318,782 during the same quarter in 2011. Our results in the quarter benefited from the approximately $1.1 million increase in revenues and a reduction in operating expenses of approximately $280,000 in our golf operations, offset by increased general and administrative costs, which were attributable to an increase in our stock compensation expense of approximately $660,000 resulting from grants of stock options and restricted stock in the second half of 2011 and the second quarter of 2012. Net income for the six months ended June 30, 2012 increased to $1,093,987, equivalent to $0.19 per share, compared to $59,877, equivalent to $0.01 per share, during the same period in 2011. Our results  through the six months ended June 30, 2012 benefited from the approximately $2.1 million increase in revenues and the reduction of operating expenses in our golf operations of approximately $410,000, offset by increased general and administrative costs which were attributable to an increase in our stock compensation expense of approximately $460,000 resulting from the grants of stock options and restricted stock.

Real Estate Portfolio Update

Property Dispositions
In May 2012, the Company sold its property leased to Northern Tool & Equipment Company in Asheville, North Carolina, and its property in Powder Springs, Georgia, leased to Walgreen Co., for total proceeds of approximately $8.0 million.  These two properties were previously deemed held for sale and presented as discontinued operations.

Property Acquisition
In May 2012, the Company completed the final step in its purchase of a property leased to Walgreen Co. in Boulder, Colorado, using part of the proceeds from the sale of its Walgreens in Powder Springs, Georgia, and the Barnes & Noble property in Lakeland, Florida, which was sold in December 2011. The proceeds from the sale of the Asheville property and the land sale have been reserved for reinvestment pursuant to the Section 1031 tax-deferred exchange structure.

At June 30, 2012 the Company owned 24 single-tenant properties with an average remaining lease term of 10.1 years.

CEO Comments on Operating Results
John P. Albright, president and chief executive officer, stated, “We are pleased with our progress for the quarter and through the first six months of 2012. We are particularly encouraged to have completed our first significant land sale in approximately three years, which we hope is an indicator of increased economic activity, and to have repurchased stock, also for the first time in three years.” Mr. Albright further noted, “We remain focused on executing our plan of expanding our portfolio of income-producing properties, selectively recycling our invested capital, and continuing to improve the results of our golf operations, thereby enhancing our cash flow production and, we believe, long-term shareholder value.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area and a portfolio of income properties in diversified markets in the United States.  Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2012, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-Q for the quarter ended  June 30, 2012.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
ASSETS
Cash	$6,609,969	$6,174
Restricted Cash	4,374,407	2,779,511
Refundable Income Taxes	--	399,905
Land and Development Costs	27,847,134	27,825,924
Intangible Assets	3,878,070	3,572,096
Assets Held for Sale	--	7,694,710
Other Assets	8,019,993	8,023,872
	$50,729,573	$50,302,192

Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	15,131,329	15,109,298
Golf Buildings, Improvements, and Equipment	2,535,294	2,535,294
Income Properties Land, Buildings, and Improvements	118,454,794	111,564,673
Other Furnishings and Equipment	1,181,995	2,320,766
Total Property, Plant and Equipment	137,303,412	131,530,031
Less, Accumulated Depreciation and Amortization	(11,468,836)	(11,566,420)
Net - Property, Plant and Equipment	$125,834,576	$119,963,611

TOTAL ASSETS	$176,564,149	$170,265,803

LIABILITIES
Accounts Payable	929,237	385,685
Accrued Liabilities	6,317,931	7,317,676
Accrued Stock Based Compensation	220,034	484,489
Pension Liability	1,296,571	1,586,513
Income Taxes Payable	385,573	--
Deferred Income Taxes	32,176,602	32,060,283
Notes Payable	20,876,849	15,266,714

TOTAL LIABILITIES	$62,202,797	$57,101,360

SHAREHOLDERS' EQUITY
Common Stock	5,710,808	5,724,147
Additional Paid in Capital	5,928,325	5,697,554
Retained Earnings	103,851,644	102,872,167
Accumulated Other Comprehensive Loss	$(1,129,425)	(1,129,425)

TOTAL SHAREHOLDERS' EQUITY	$114,361,352	$113,164,443

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$176,564,149	$170,265,803

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Income	$	$	$	$
Real Estate Operations:
Real Estate Sales
Revenues	930,477	69,002	2,004,197	138,826
Costs and Other Expenses	(338,986)	(370,628)	(632,823)	(688,721)
	591,491	(301,626)	1,371,374	(549,895)

Income Properties
Revenues	2,454,689	2,227,488	4,793,712	4,435,697
Costs and Other Expenses	(672,821)	(613,778)	(1,327,410)	(1,223,530)
	1,781,868	1,613,710	3,466,302	3,212,167

Golf Operations
Revenues	1,253,079	1,347,704	2,582,658	2,721,280
Costs and Other Expenses	(1,478,751)	(1,759,244)	(2,983,740)	(3,393,404)
	(225,672)	(411,540)	(401,082)	(672,124)

Total Real Estate Operations	2,147,687	900,544	4,436,594	1,990,148

Interest and Other Income	191,022	83,007	303,911	258,218

	2,338,709	983,551	4,740,505	2,248,366

General and Administrative Expenses	(1,452,816)	(644,502)	(2,973,057)	(2,437,115)
Loss on Early Extinguishment of Debt	--	--	(245,726)	--

Income (Loss) from Continuing Operations
Before Income Tax	885,893	339,049	1,521,722	(188,749)
Income Taxes	(336,089)	(95,758)	(579,185)	97,233
Income (Loss) from Continuing Operations	549,804	243,291	942,537	(91,516)
Income From Discontinued
Operations (net of tax)	49,782	75,491	151,450	151,393
Net Income	599,586	318,782	1,093,987	59,877

Basic & Diluted Per Share Information:

Income (Loss) from Continuing Operations	$0.09	$0.04	$0.16	$(0.02)
Income From Discontinued
Operations (net of tax)	$0.01	$0.02	$0.03	$0.03
Net Income	$0.10	$0.06	$0.19	$0.01

Dividends Per Share	$0.02	$0.01	$0.02	$0.02

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